Exhibit 99.1

A.P. Pharma Announces
Fourth Quarter and Full Year 2010 Financial Results and Provides Corporate Update

REDWOOD CITY, Calif. – March 28, 2011 – A.P. Pharma, Inc. (NASDAQ: APPA), a specialty pharmaceutical company, today reported financial results for its fourth quarter and full year ended December 31, 2010 and provided a corporate update.

“Since receiving the Complete Response Letter on our APF530 New Drug Application, A.P. Pharma’s management and staff have been working to address the issues raised by the Food and Drug Administration (FDA) and to prepare for meetings with the FDA,” said John Whelan, A.P. Pharma’s acting chief executive officer.  “Company representatives met with the FDA in February and have another meeting scheduled for this week.  We believe that our discussions with the FDA will provide the necessary clarity for what work and information will be needed to best address the topics outlined in the Complete Response Letter.  Following our meetings with the FDA, we expect to be in a position to determine the resources and timeline needed for resubmitting the APF530 New Drug Application.”

Clinical Update

The Company met with the FDA in February 2011.  At this meeting, the Company presented information concerning the clinical pharmacology of APF530 and a revised presentation format for certain clinical data from the Company’s Phase 3 study.  The FDA indicated that the revised presentation format for the clinical data was acceptable for resubmission and did not request any additional efficacy studies.  The FDA has requested that a thorough QT study be included in the New Drug Application (NDA) resubmission and clarified the requirements for a previously requested metabolism study.  The FDA agreed both studies could be structured as a single clinical study conducted in healthy volunteers.  Once initiated, this study is anticipated to take approximately six months to complete.

A second FDA meeting is scheduled for the end of March 2011 to address the dosing system and the characterization and manufacturing of APF530.  During this meeting, the Company will be presenting the results of additional analytical work it has completed since receipt of the Complete Response Letter.

Corporate Developments

The Company is in negotiations for a bridge loan, which may be executed following the upcoming meeting with the FDA.  The bridge loan is intended to fund Company operations until additional longer-term financing is secured.  Following the FDA meeting at the end of March and the assumed funding of the bridge loan, the Company plans to seek additional financing in the form of equity, debt or collaboration

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A.P. Pharma Announces Fourth Quarter and Full Year 2010 Financial Results Page
and Provides Corporate Update

agreements to fund operations through the potential approval of APF530.  Multiple factors, including the outcome of the second FDA meeting and general market conditions, preclude any assurance that the Company will be able to obtain adequate financing to support its operations, or that such financing will be on terms favorable to A.P. Pharma or its stockholders.

The Company has notified The NASDAQ Stock Market (NASDAQ) that it will not be proceeding with the plan it presented to the NASDAQ Listing Qualifications Panel in January 2011.  As a result, the Company anticipates it will receive a notice from NASDAQ that its shares will be delisted from The NASDAQ Capital Market and transferred to the OTCQB, which is operated by OTC Markets, Inc.

Results of Operations

A.P. Pharma’s net loss for the fourth quarter of 2010 was $1.6 million, or $0.04 per share, compared with a net loss of $1.9 million, or $0.05 per share, for the fourth quarter of 2009.  Net loss was lower in the current fiscal quarter primarily due to the receipt of a $0.2 million non-taxable grant under the Qualifying Therapeutics Discovery Project program and $0.3 million of lower spending resulting from continuing cost containment actions undertaken by the Company.  These reductions to the current quarter loss were partially offset by a $0.2 million increase in loss from discontinued operations.

Net loss for the fiscal year 2010 was $7.3 million, or $0.19 per share, compared with a net loss of $10.0 million, or $0.31 per share, for 2009.  The lower net loss is primarily due to a royalty milestone payment of $2.5 million received in the first quarter of 2010.

Cash and cash equivalents as of December 31, 2010 were $2.1 million, compared with $7.6 million at December 31, 2009.  The Company believes it has sufficient cash resources to fund operations into May 2011 as it continues to defer certain discretionary activities.

About APF530

A.P. Pharma's lead product, APF530, prevents both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting (CINV).  APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection.  Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology.  The Company’s primary focus is on its lead product, APF530, for the prevention of CINV.  A.P. Pharma received a Complete Response Letter on the APF530 NDA in March 2010 and is in the process of preparing a resubmission responsive to the deficiencies listed in the Complete Response Letter.  The Company has additional clinical and preclinical stage programs

A.P. Pharma Announces Fourth Quarter and Full Year 2010 Financial Results Page
and Provides Corporate Update

in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems.  Further work on these programs has been deferred while the Company focuses on the approval of APF530.  For further information, please visit the Company's web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces Fourth Quarter and Full Year 2010 Financial Results Page
and Provides Corporate Update

A.P. Pharma, Inc.
Condensed Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Contract revenue	$ 179	$ 122	$ 1,301	$ 1,261

Operating expenses:
Research and development	1,502	1,419	7,264	7,796
General and administrative	410	803	3,971	3,707
Total operating expenses	1,912	2,222	11,235	11,503
Operating loss	(1,733)	(2,100)	(9,934)	(10,242)

Other income (expenses):
Gain on sale of royalty interest	-	-	2,500	-
Other income (loss), net	240	(6)	240	(5)
Interest income (expense), net	(1)	3	(2)	29
Total other income (expense)	239	(3)	2,738	24
Loss from continuing operations before income taxes	(1,494)	(2,103)	(7,196)	(10,218)
Income tax benefit	-	122	-	122
Loss from continuing operations	(1,494)	(1,981)	(7,196)	(10,096)
Income (loss) from discontinued operations	(102)	68	(150)	68
Net loss	$ (1,596)	$ (1,913)	$ (7,346)	$ (10,028)

Basic and diluted net loss per share:
Loss from continuing operations	$ (0.04)	$ (0.06)	$ (0.18)	$ (0.31)
Net loss	$ (0.04)	$ (0.05)	$ (0.19)	$ (0.31)

Shares used to compute basic and diluted net
loss per share	39,813	37,325	39,671	32,625

A.P. Pharma Announces Fourth Quarter and Full Year 2010 Financial Results Page
and Provides Corporate Update

A.P. Pharma, Inc.
Condensed Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$ 2,109	$ 7,593
Accounts receivable	110	171
Prepaid expenses and other current assets	282	549
Total current assets	2,501	8,313

Property and equipment, net	357	510
Other long-term assets	53	128
Total assets	$ 2,911	$ 8,951

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 159	$ 162
Accrued expenses	461	1,080
Deferred revenue	237	92
Accrued disposition costs	703	553
Total current liabilities	1,560	1,887
Deferred revenue	35	268
Total liabilities	1,595	2,155

Stockholders' equity:
Common stock	401	394
Additional paid-in capital	149,340	147,481
Accumulated deficit	(148,425)	(141,079)
Total stockholders' equity	1,316	6,796
Total liabilities and stockholders' equity	$ 2,911	$ 8,951

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

A.P. Pharma Announces Fourth Quarter and Full Year 2010 Financial Results Page
and Provides Corporate Update

Contacts

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Acting Chief Executive Officer and Chief Financial Officer
650-366-2626

and

Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564